Exhibit 99.2

SCHOOL4CHAUFFEURS, INC.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS	PAGE

Introduction	2

Unaudited Pro Forma Condensed Consolidated Balance Sheets	3

Unaudited Pro Forma Condensed Consolidated Statement of Operations	4

INTRODUCTION TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following pro forma consolidated balance sheets, pro forma consolidated statements of operations and explanatory notes give effect to the merger of the Company and Powrtec Corporation.

The pro forma consolidated balance sheets and pro forma consolidated statements of operations are based on the estimates and assumptions set forth in the explanatory notes. The pro forma consolidated balance sheets and the pro forma consolidated statements of operations have been prepared utilizing the historical financial statements of the Company and Powrtec Corporation and should be read in conjunction with the historical financial statements and notes thereto.

The pro forma consolidated balance sheets have been prepared as if the merger occurred on December 31, 2009. The pro forma consolidated statements of operations have been prepared as if the merger occurred on January 1, 2009 and carried through to December 31, 2009.

This pro forma consolidated financial data is provided for illustrative purposes only, and does not purport to be indicative of the actual financial position or results of operations had the merger occurred at the beginning of the fiscal period presented, nor is it necessarily indicative of the results of future operations.

SCHOOL4CHAUFFEURS, INC.
UNAUDITED PRO FORMA
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009

	School4Chauffeurs, Inc.[1]	Powrtec Corporation	Adjustments	Proforma

ASSETS
Current Assets
Cash	$-	$694		$694
Prepaid expenses	-	298,821		298,821
Total Current Assets	-	299,515		299,515

Property and equipment, net	-	3,797		3,797

Deposits and other non-current assets	-	13,255		13,255

TOTAL ASSETS	$-	$316,567		$316,567

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	-	371,769		371,769
Accrued Liabilities	-	1,333,310		1,333,310
Customer Deposits	-	122,740		122,740
Warrantee Reserve	-	55,000		55,000
Due to related parties	18,098	31,000	(18,098)(a)	31,000
Total Current Liabilities	18,098	1,913,819	(18,098)	1,913,819

Stockholders' Equity (Deficit)
Share Capital[2]	2,450	1,860	(1,860)(b)	2,450
Additional paid-in capital[2]	89,550	3,099,778	18,098(a) 1,860(b) (110,098)(c)	3,099,188
Accumulated (Deficit)	(110,098)	(4,698,890)	110,0989(c)	(4,698,890)
Total Stockholders' Equity (Deficit)	(18,098)	(1,597,252)	18,098	(1,597,252)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$-	$316,567	-	$316,567

Explanatory Notes:
1. The audited Balance Sheet for the year ended December 31, 2009 was filed with the US Securities and Exchange Commission on Form 10-K on April 7, 2010.
2. The Share Capital of Powrtec Corporation has been eliminated and recorded as Additional Paid-in Capital.
(a) Represents the elimination of Due to related parties upon merger
(b) Represents the elimination of School4Chauffeurs common stock
(c) Adjustment of equity accounts to reflect merger

SCHOOL4CHAUFFEURS, INC.
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009

	School4Chauffers, Inc.[1]	Powrtec Corporation	Adjustments	Proforma

Revenue	$-	$1,766,855		$1,766,855
Cost of Goods Sold	-	1,002,262		1,002,262
Gross Profit	-	764,592		764,592

Expenses
Selling and marketing	-	228,905		228,905
Research and development	-	763,478		763,478
General and administrative	59,834	330,791	(59,834)(a)	330,791
Total Expenses	59,834	1,323,174	(59,834)	1,323,174

INCOME (LOSS) FROM OPERATIONS	(59,834)	(558,582)	59,834	(558,582)

Provision for income taxes	-	-		-

NET INCOME (LOSS)	$(59,834)	$(558,582)	59,834	$(558,582)

Explanatory Notes:

1. The audited Statement of Operations for the year ended December 31, 2009 was filed with the US Securities and Exchange Commission on Form 10-K on April 7, 2010.
(a) Elimination of School4Chauffeurs expenses

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